CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form N-4 for AUL American Unit Trust of our report dated February 14, 2005 relating to the financial statements and financial highlights of AUL American Unit Trust and our report dated March 9, 2005 relating to the combined financial statements of OneAmerica Financial Partners, Inc. which appear in such Registration Statement. We also consent to the references to us under the headings "Condensed Financial Information" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 6, 2006